FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. CELEBRATES ANNIVERSARY

WITH STRONG GROWTH STATS; INCREASES ASSETS TO OVER

$375 MILLION OVER A THREE-YEAR PERIOD

Portfolio Size Grew 880% in 2009 and 83% in 2010

LADERA RANCH, Calif. - April 1, 2011 - Three years ago, Strategic Storage Trust, Inc. (SSTI) launched the first and only non-traded Real Estate Investment Trust (REIT) focused exclusively on the self-storage market. Today, SSTI's portfolio size has grown to include 61 self-storage facilities in 16 states and Canada totaling approximately 41,000 units with approximately 5.1 million sq. ft. of storage space. Since it was founded in March 2008, SSTI has raised more than $230 million in equity.

"This is an important milestone for our company. Three years ago, we started out with no assets, no liabilities and no shareholders in one of the worst economies in modern memory," said H. Michael Schwartz, SSTI's chairman and CEO. "In the midst of the financial meltdown, we saw opportunity and were able to build the company from zero to over $375 million in assets. I'd say we've started off in good form."

SSTI is one of only five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide.   Last year, SSTI's sponsor ranked #13 on the "Top Operator's List" published in the Sept. 2010 issue of Mini-Storage Messenger Magazine, a national self-storage publication. In addition, Schwartz was named one of "The Top Ten People to Watch" (National Real Estate Investor - 2010).

Recently, SSTI entered the international marketplace with its first self-storage acquisition in Canada totaling approximately $14 million and 1,060 units.

"Now that the market has bottomed out and is on the upswing, we're well positioned to continue to diversify and grow our portfolio," said Schwartz. "We're raising money, we're acquiring properties, building a brand, creating partnerships, and if we keep investing in those tools, we hope to create value in the long term for our shareholders."

In an effort to unify and establish a national brand, SSTI launched a major re-branding campaign last year, resulting in a powerful message touting world-class service with a national reach and neighborhood touch. The goal is to re-brand all SSTI properties with the name SmartStop SM Self Storage by the end of 2011.

SSTI, through its branded website, www.smartstopselfstorage.com, introduced an innovative array of new online features designed to help consumers and businesses navigate every facet of their storage needs, from estimating space needs to keeping track of where they put specific items. This year's goal is to launch SmartStop SM Application for iPhone, Android and BlackBerry users in order to better communicate with current and potential customers.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are branded as SmartStopSM Self Storage throughout the country. Its portfolio includes approximately 41,000 self-storage units and 5.1 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC, which manages a growing portfolio of over 7.5 million square feet of commercial properties, including 5.8 million square feet of self-storage facilities, with a combined market value of over $780 million.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

Media Contact Only:

Vanessa Showalter

Anton Communications Inc.

949-748-0542

vshowalter@antonpr.com

Genevieve Anton

Anton Communications Inc.

714-544-6503 p

714-290-7040 c

ganton@antonpr.com

www.antonpr.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.